Exhibit 99.2

NEWS BULLETIN	RE:
FROM:

15301 Ventura Blvd., Bldg B, Suite 300
Sherman Oaks, CA 91403
(818) 662-9800
NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Keith Wall	Kim Forster	Laurie Berman	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6546	(310) 407-6540

FOR IMMEDIATE RELEASE

May 7, 2004

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES OPENING OF A NEW

SHOWCASE SIZZLER IN NORTHERN CALIFORNIA

SHERMAN OAKS, Calif. — May 7, 2004 — Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that its Sizzler USA division has opened a new restaurant in Antioch, California. This is the first company-owned restaurant that has been built from the ground up in over five years and showcases all the branding and structural elements that are part of Sizzler’s current remodel program. These include warm interior colors, interior and exterior river rock accents, updated menu boards, and new eye-catching exterior signage and entrance area.

“Sizzler USA has been introducing these elements into existing restaurants with their remodel program, but the impact is far more dramatic at this new location. They’ve pulled it all together and created a showcase for all new construction. Sizzler has raised the bar and based on our early sales, our guests are excited,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts. “Expanding the network of franchisees is a key component of Sizzler’s growth strategy and this restaurant captures the vitality of the brand and will be a valuable asset in attracting new franchisees to the Sizzler family.” A photographic tour of the new restaurant is available at www.sizzler.com.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 312 Sizzler® restaurants worldwide, 112 KFC® restaurants primarily located in Queensland, Australia, and 22 Pat & Oscar’s® restaurants.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.